United States
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                        -----------------------------

                         Commission File Number 333-9763
                        -----------------------------

                                 ASC East, Inc.
             (Exact name of registrant as specified in its charter)

Maine                                                      01-0503382
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation organization)

P.O. Box 450                                                   04217
Bethel, Maine
(Address of principal executive office)                     (Zip Code)

(Check One):
                   [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended:         July 26, 1998

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the transition period ended:



         Read instruction (on back page) before preparing form. Please print or type. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

ASC East, Inc.
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Full Name of Registrant

American Skiing Company
--------------------------------------------------------------------------------
Former Name if Applicable

Sunday River Access Road
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Bethel, Maine 04217
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City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

a         The reasons  described in  reasonable  detail in Part III of this form
[X]       could not be eliminated without unreasonable effort or expense;

b         The subject annual report,  semi-annual  report,  transition report on
[X] Form 10-K, Form 20- F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

c The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                           SEE ATTACHMENT A

                                 (Attach Extra Sheets if Needed) SEC 1344 (6/94)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Christopher E. Howard                    (207)                     824-5196
---------------------------              -----                     ---------
(Name)                                (Area Code)             (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                              [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                              [ ] Yes  [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why are reasonable estimate of results cannot be made.


                                 ASC East, Inc.
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 1998      By:  /s/ Christopher E . Howard
                                --------------------------------
                                Christopher E. Howard
                                Chief Financial Officer

                                  ATTACHMENT A

                              PART III - NARRATIVE

          Form 10K for ASC East, Inc. for the fiscal year ended July 26, 1998 was not filed by October 26, 1998 because an error was discovered late in the review process. This report will be filed on or before November 10, 1998.